SECOND

AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

DOMINION FUNDS, INC.

THIS SECOND AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT (this “Agreement”) is effective as of October 28, 2010 (the “Effective Date”), and amends and restates that certain Operating Expenses Limitation and Security Agreement effective as of April 3, 2009, and that certain Amended and Restated Operating Expenses Limitation and Security Agreement effective as of October 28, 2009, and is by and between DOMINION FUNDS, INC., a Texas corporation (the “Company”), on behalf of FOXHALL GLOBAL TRENDS FUND (the “Fund”), a series of the Company, and the advisor of the Fund, FOXHALL CAPITAL MANAGEMENT, INC. (the “Advisor”).

RECITALS:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement, dated as of September 23, 1999 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Advisor to implement those limits; and

WHEREAS, as a condition to the continuation of its contractual relationship with the Advisor, the Fund has required that the Advisor grant to the Fund a continuing security interest in and to a designated account established with Gemini Fund Services, LLC, the transfer agent to the Fund, or its successors and assigns (the “Securities Intermediary”);

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.  Limit on Operating Expenses.  The Advisor hereby agrees to limit the Fund’s current Operating Expenses to an annual rate, expressed as a percentage of the Fund’s average annual net assets, to the amount listed in Appendix A (the “Annual Limit”) attached hereto.  In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to the Fund, on a monthly basis, the excess expense within the first 10 days of the month following the month in which such Operating Expenses were incurred (each payment, a “Fund Reimbursement Payment”).

2.  Definition.  For purposes of this Agreement, the term “Operating Expenses” shall mean Total Annual Fund Operating Expenses exclusive of Acquired Fund Fees and Expenses, as such terms are defined in the Fund’s prospectus.  For the avoidance of doubt, “Operating Expenses” shall not include any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses, such as litigation.

3.  Reimbursement of Fees and Expenses.  The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three (3) year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A attached hereto.

4.  Security Interest.  The Advisor, for value received, hereby pledges, assigns, sets over and grants to the Fund a continuing security interest in and to an account to be established by the Advisor with the Securities Intermediary and designated as a collateral account (the “Collateral Account”), including any replacement account established with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the “Collateral”) to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement).

5.  Collateral Event.  In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a “Collateral Event”), then, in either event, the Board shall have sole discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole discretion, estimates will be required in connection with the liquidation of the Fund (the “Liquidation Expenses”).  Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, no further instructions shall be required from the Advisor for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund.  The Advisor acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Advisor any costs in excess of the value of the Collateral.

6.  Control Agreement; Appointment of Attorney-in-Fact.  The Advisor agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a control agreement by and among the Fund, the Advisor and the Securities Intermediary pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code.  Without limiting the foregoing, the Advisor hereby irrevocably constitutes and appoints the Fund, through any officer thereof, with full power of substitution, as Advisor’s true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisor and in the name of the Advisor or in the Fund’s own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable.  Without limiting the generality of the foregoing, the Fund shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisor representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same.  Upon such Collateral Event, the Board, in its sole discretion, may direct the Advisor or the Advisor’s agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Fund or its designee.

7.  Covenants.  So long as this Agreement shall remain in effect, the Advisor represents and covenants as follows:

(a)

No later than 30 days after the Effective Date, the Advisor shall invest at least $30,000 in the Collateral Account, unless Fund assets have reached $15 million (in which case no Collateral Account in required)

(b)

To the fullest extent permitted by law, the Advisor agrees not to challenge any action taken by the Board or the Fund in executing the terms of this Agreement.

8.  Term.  This Agreement shall become effective on the Effective Date and shall remain in effect until the date that is 12 months thereafter unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive 12-month periods unless terminated as of the conclusion of the then-current term by either party upon at least 30 days prior written notice to the other party.

9.  Termination.  This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon 60 days prior written notice to the Advisor.  This Agreement will automatically terminate with respect to the Fund if the Investment Advisory Agreement is terminated and the Fund continues to operate under the management of a new investment advisor, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

10.  Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the prior written consent of the other party.

11.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[The remainder of this page is intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Operating Expenses Limitation and Security Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

DOMINION FUNDS, INC.,on behalf of FOXHALL GLOBAL TRENDS FUND	FOXHALL CAPITAL MANAGEMENT, INC.

By:/s/ Paul Dietrich	By:/s/ Heather Leonard
Name: Paul Dietrich Title:President	Name: Heather Leonard Title: CFO/COO

Signature Page to

Second Amended and Restated Operating Expenses Limitation and Security Agreement

Appendix A

Fund

Operating Expense Limit

FOXHALL GLOBAL TRENDS FUND

2.25%